UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2025

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 7, 2025, Vaxart, Inc. (the “Company”) entered into Modification No. 5 (the “Modification”) to the ATI-RRPV Project Award Agreement No. 001, dated June 13, 2024 (the “Project Agreement”), with Advanced Technology International, the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by the Biomedical Advanced Research and Development Authority (“BARDA”) of the U.S. Department of Health and Human Services. As previously disclosed, pursuant to the Project Agreement, the Company received funding to conduct a Phase 2b comparative study (the “Trial”) evaluating the Company’s oral pill COVID-19 vaccine candidate against an mRNA vaccine comparator approved by the U.S. Food and Drug Administration. The Company previously announced that it had completed enrollment of the sentinel cohort portion of the study comprising approximately 400 patients comparing its oral pill XBB candidate against an mRNA XBB comparator and an independent data safety monitoring board recommended the study to proceed without modifications based on initial safety assessment of 30-day data from the sentinel cohort.

The Modification increased the total amount of funding currently allotted to the Trial and available for payment to approximately $240.1 million, representing an increase of approximately $105.9 million. The Modification also clarifies the design of the Trial by specifying that the next portion of the Trial will compare the efficacy and safety of the Company’s KP.2 oral vaccine candidate against an mRNA comparator directed against KP.2, and will be comprised of 10,000 participants. The Company is awaiting approval from BARDA to commence dosing in the Trial.

The foregoing description of the Modification does not purport to be complete and is qualified in its entirety by reference to the full text of the Modification, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1*	Modification No. 5, dated February 7, 2025, to the ATI-RRPV Project Award Agreement No. 001, dated June 13, 2024, between the Company and Advanced Technology International.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

*	Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted as (i) the Company has determined the omitted information is not material and (ii) the Company customarily and actually treats the omitted information as private or confidential.

Forward-Looking Statements

Statements contained or incorporated by reference in this Current Report on Form 8-K which relate to other than strictly historical facts, such as statements about the Company’s expectations with respect to clinical and regulatory development plans for its product candidates, the data to be derived in the Company’s ongoing and planned clinical trials, the timing of funding pursuant to the Project Agreement and/or the Modification, additional funding of the Trial under the Project Agreement and/or the Modification, and the structure, design, and objectives of the Trial. The words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date of this Current Report on Form 8-K. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, risks and uncertainties associated with the Company’s ability to achieve milestones and deliverables under the Project Agreement and achieve successful results in the Trial, the Company’s continuing operating losses, and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as may be required under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAXART, INC.

Dated: February 10, 2025
	By:	/s/ Phillip Lee
Phillip Lee
Chief Financial Officer